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Investor Relations                                      Media Relations
Kevin Molloy      212-314-2893                          Jeff Tolvin 212-314-2811



            AXA FINANCIAL REPORTS $4.2 BILLION IN LIFE INSURANCE AND
          ANNUITY PREMIUMS AND DEPOSITS(1) AND MUTUAL FUND SALES IN ITS
           FINANCIAL ADVISORY/INSURANCE SEGMENT FOR FIRST QUARTER 2004


         NEW YORK, NY, April 26, 2004 - AXA Financial, Inc., a wholly-owned subsidiary of AXA (NYSE: AXA), said today that life insurance and annuity premiums and deposits, and sales of mutual funds in its Financial Advisory /Insurance segment totaled $4.2 billion for the first quarter 2004.

         AXA Financial said the first quarter 2004 total included $632 million in total life insurance premiums and deposits, up 5% from $602 million in 2003. First-year life insurance premiums and deposits increased 26% to $69 million. In addition, annuity premiums and deposits totaled $2.63 billion as compared to $2.62 billion last year; and mutual fund sales grew 39% to $942 million as compared to $679 million a year ago.

         Individual separate account balances at the end of the first quarter 2004 were $49.9 billion, a 6% increase from the balance at December 31, 2003. The average individual separate account balance during the first quarter 2004 was $48.9 billion, up 53% from $32.0 billion during the first quarter 2003.

         PLEASE NOTE: Premiums and deposits and mutual fund sales of the Financial Advisory/Insurance segment of AXA Financial are not equal to French GAAP gross revenues reported by AXA for its U.S. Life & Savings operation because of various adjustments such as the exclusion of mutual fund sales in AXA French GAAP gross revenues and the inclusion in AXA French GAAP gross revenues of group pension and other insurance products premiums and deposits and other fee revenues.

         A presentation made to analysts today regarding AXA's activities in the United States, which includes, among other information, the information mentioned herein, can be found at www.axa.com/default1.asp.


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(1) Excludes group pension and other insurance products premiums and deposits.

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         AXA Financial, with approximately $508 billion in assets under management as of December 31, 2003, is one of the world's premier financial services organizations through its strong brands: The Equitable Life Assurance Society of the U.S., AXA Advisors, LLC, Alliance Capital Management, L.P., Sanford C. Bernstein and AXA Distributors, LLC. AXA Financial is a member of the global AXA Group, a worldwide leader in financial protection and wealth management. AXA's operations are diverse geographically, with major operations in Western Europe, North America, and the Asia/Pacific region. AXA had $979 billion in assets under management and reported revenues of approximately $81 billion for the full year 2003. The AXA ordinary share is listed and trades under the symbol AXA on the Paris Stock Exchange. The AXA American Depositary Share is also listed on the NYSE under the ticker symbol AXA.

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